Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE	NYSE American: GORO

GOLD RESOURCE CORPORATION ANNOUNCES TEMPORARY ILLEGAL

WORK STOPPAGE AT ITS DON DAVID GOLD MINE

Denver, Colorado - January 21, 2026 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) announced today that an illegal blockade is underway at its mine in Oaxaca, Mexico that will affect production. The Company received notice from the CTM union that four contractors operating at the mine site are no longer affiliated with the union. Pursuant to the terms of the CTM union agreement, the Company issued termination notices to the four contractors who provide camp support, security, ore haulage, water haulage, and employee transportation. Approximately 20 employees of the terminated contractors established an illegal mine-access blockade, resulting in the work stoppage.

This dispute is between the union and four contractors who were previously affiliated with the union. This is not a dispute between the Company and the union nor between the Company and the four contractors. The Company is prepared to promptly resume mining and processing operations once the blockade is removed.

Gold Resource Corporation remains neutral in the internal dispute between union factions and continues to meet its contractual obligations while prioritizing site stability. The safety of personnel and the protection of the environment remain central to all decisions as the Company works toward a resolution. The Company believes this stoppage to be temporary, and further updates will be provided as conditions evolve.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico. Under the direction of an experienced board and senior leadership team, the Company’s focus is to unlock the significant upside potential of its existing infrastructure and large land position surrounding the mine in Oaxaca, Mexico and to develop the Back Forty Project in Michigan, USA. For more information, please visit the Company’s website, located at www.goldresourcecorp.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking words such as “plan,” “target,” “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the Company’s expectations regarding the duration of the blockade. All forward-looking statements in this press release are based upon information available to the Company as of the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties such as commodity price volatility, operating risks, risks related to political, regulatory and labor matters, market trends and conditions and other factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and there can be no assurance that such statements will prove to be accurate. The Company’s actual results could differ materially from those discussed in this press release. Forward-looking statements are subject to risks and uncertainties. Additional risks related to the Company may be found in the periodic and current reports filed with the SEC by the Company, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, which are available on the SEC’s website at www.sec.gov.

Contacts:

Allen Palmiere
Chief Executive Officer
Allen.Palmiere@GRC-USA.com
www.GoldResourceCorp.com